Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
January 31, 2008	Investor Relations Dept.
(800) 536-7453
Torch Energy Royalty Trust receives affirmative vote of more than 66 2/3% of the Unitholders to Terminate the Trust
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) announced today that it received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of Unitholders held on January 29, 2008.
Upon termination of the Trust, among other things, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to Unitholders following such a sale. Such distributions could be below the market value of the Units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.
The Trust has recently disclosed information on Form 8-K filed on January 28, 2008, January 25, 2008, December 21, 2007 and on the Information Statement and the unitholders are urged to read the above mentioned and all other filings by the Trust carefully and in their entirety.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.